AGREEMENT OF SALE


     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 12th day of August, 1996, (the "Effective Date") by and between American Apartment Communities II, L.P., a Delaware limited partnership ("Purchaser"), and Hickory Creek Limited Partnership, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Fourteen Million Three Hundred Thousand And No/100 Dollars ($14,300,000) (the "Purchase Price"), the following described property (collectively, the "Property"):

     1.1. that certain tract of real estate containing a 372-unit apartment complex commonly known as Hickory Creek Apartments, located at Columbus, Ohio and which is more particularly described in the attached Exhibit A, together with all easements, covenants, agreements, rights and appurtenances thereto, all buildings, structures, fixtures, facilities, installations and other improvements situated thereon and all of Seller's right, title and interest in all public ways adjoining the same, if any (collectively, the "Premises"); and

     1.2. all of Seller's right, title and interest in and to furniture, furnishings, fixtures, equipment, machinery, maintenance vehicles and equipment, tools, parts, recreational equipment and other personalty of every kind and description situated in, on, over and under the Premises or used in connection therewith, which is not owned by tenants under the Leases (as such term is hereinafter defined), together with all replacements and substitutions therefor made after the date hereof (collectively, the "Personal Property"), as set forth on Exhibit B attached hereto; and

     1.3. to the extent in Seller's possession, all existing surveys, blue prints, drawings, plans and specifications (including, without limitations, structural, HVAC, mechanical and plumbing plans and specifications) and other documentation for or with respect to the Property and all market, demographic and geographic data and appraisals currently in Seller's possession; all available tenant lists and data, booklets, manuals and promotional and advertising materials concerning the Property or any part thereof to the extent in Seller's possession; and such other existing books, records and documents used in connection with the operation of the Property or any part thereof as are in Seller's possession; and

     1.4. all of Seller's right, title and interest to and under the leases set forth on Exhibit L between the Seller as landlord and tenants of the apartment units (hereinafter collectively called the "Leases"); and

     1.5. all of Seller's right, title and interest to and under the service contracts set forth on Exhibit H.
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2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of One Hundred Thousand and No/100 Dollars ($100,000) (the "Initial Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C; and

     2.2. Provided that this Agreement is not terminated in accordance with the provisions of Paragraph 8.1 hereof, on August 12, 1996 Purchaser shall deposit an additional sum of One Hundred Thousand and No/100 Dollars ($100,000) (the "Additional Earnest Money") to be held in Escrow by and in accordance with the provisions of the Escrow Agreement (the Initial Earnest Money and the Additional Earnest Money, if and when deposited, shall hereinafter be referred to as the "Earnest Money"); and

     2.3. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

3.   OPERATION OF PROPERTY THROUGH CLOSING.

     3.1. Through the Closing Date, Seller shall manage and operate the Property in the normal course of business. Seller agrees that from the Effective Date to the Closing Date, all new tenant leases entered into by Seller as landlord shall be for terms not exceeding 1 year. Seller shall keep all present insurance in full force and effect and pay all premiums in connection therewith.

     3.2. Upon written request by Purchaser, at Closing Seller will deliver a notice of termination to present management and staff of the Premises, terminating the management and staff as of the date specified by Purchaser in the notice.

4.   TITLE COMMITMENT AND SURVEY.

     4.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Lawyer's Title Insurance Corporation (hereinafter referred to as "Title Insurer") dated April 3, 1996 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) the general printed exceptions contained in the standard title policy to be issued by Title Insurer based on the Title Commitment; (b) general real estate taxes, association assessments, special assessments, special district taxes and related charges not yet due and payable; (c) matters shown on the "Existing Survey" (hereinafter defined); (d) matters caused by the actions of Purchaser; and (e) the title exceptions set forth in Schedule B of the Title Commitment as Numbers 7 through 17 inclusive, to the extent that same affect the Property. All other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Commitment shall be conclusive evidence of title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Purchaser shall pay for the costs of the Title Commitment and Title Policy and any endorsements thereto.
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Seller shall pay the cost of extended coverage on the Title Policy.  The Title
Commitment shall be accompanied by legible copies of all documents of record referred to in the Title Commitment.

     4.2. Purchaser has received a survey of the Property prepared by Evans Mechwart Hambleton & Tilton, Inc., dated August 18, 1986, revised September 4, 1986, and further revised August 24, 1988 (the "Existing Survey"). Seller shall pay for the costs of updating the Existing Survey. Seller shall deliver the updated survey (the "Updated Survey") to Purchaser within 15 days after the date hereof, certified to Purchaser, Purchaser's Lender and the Title Company, and made in accordance with the most recent Minimum Standard Detail Requirement for ALTA/ACSM Land Title Surveys. Notwithstanding the foregoing, Purchaser shall pay any costs incurred for the Updated Survey in connection with its request for any additional detail, above and beyond the most recent Minimum Standard Detail Requirement for ALTA/ACSM Land Title Surveys. Purchaser hereby acknowledges that all matters disclosed by the Existing Survey are acceptable to Purchaser.

     4.3. The obligation of Purchaser and Seller to pay various costs set forth in Paragraphs 4.1 and 4.2 shall survive the termination of this Agreement.

5. PAYMENT OF CLOSING COSTS. In addition to the costs set forth in Paragraphs 4.1 and 4.2, Seller shall pay for the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction. Seller and Purchaser shall each pay their respective attorney's fees incurred with respect to the closing.

6.   CONDITION OF TITLE.

     6.1. If, prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment or the Updated Survey discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment or the Updated Survey, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception in which case Seller shall credit Purchaser with $25,000.00 against the Purchase Price at Closing. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 6.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 8.

     6.2. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

7.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     7.1. Except as provided in the indemnity provisions contained in Paragraph 8.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within ten (10) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty by executing and delivering to Purchaser at Closing all required proofs of loss, assignments of claims and proceeds, and other similar items and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible.

     7.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall:
(i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          7.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          7.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     7.3. Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 7.2.1 or Paragraph 7.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 7.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

8.   INSPECTION AND AS-IS CONDITION.

     8.1. During the period commencing on June 17, 1996 and ending at 5:00 p.m. Chicago time on August 12, 1996 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller has delivered to Purchaser, and Purchaser acknowledges receipt of, copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1995 and year-to-date 1996 operating statements.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 8.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 8.1, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 8.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 8.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations prepared by third parties and obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 8.1. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 8.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     8.2. Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C.
Section 1802 et seq.  As used herein, "Hazardous Materials" means:
(1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 8.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     8.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as set forth in Paragraph 17.2, Seller makes no representation or warranty regarding such material and Seller makes no representation or warranty regarding Purchaser's ability to achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and, except as set forth in Paragraph 17.2, releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 8.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     8.4. Seller has provided to Purchaser the following existing report:
Report of Phase I Environmental Site Assessment and Limited Asbestos Survey prepared by Law Associates, Inc., Project Number 13912178-0, dated January 21,
1992 ("Existing Report").   Seller makes no representation or warranty
concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 8.4 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

     8.5. In the event that Purchaser does not terminate this Agreement in accordance with the provisions of Paragraph 8.1 hereof, and does not deposit the Additional Earnest Money into Escrow on or before August 12, 1996, Purchaser shall be deemed to be in default under this Agreement and Seller shall be entitled to retain the Initial Earnest Money together with all interest accrued thereon and this Agreement shall become null and void without further action of the parties and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property as more fully set forth in Paragraph 8.

9. CLOSING. The closing of this transaction (the "Closing") shall be on September 11, 1996 (the "Closing Date"), at the office of Title Insurer's agent, Charter Title Insurance Company, Columbus, Ohio, at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Ohio, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

10.  CLOSING DOCUMENTS.

     10.1. At least 24 hours prior to the Closing Date, Seller shall submit to Purchaser for approval the documents and instruments listed in subparagraph 10.2.7, as well as a joint closing statement. On the closing date, Purchaser and Seller shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 10.2.3 and 10.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     10.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          10.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser, sufficient to transfer and convey to Purchaser fee simple title to the Premises;

          10.2.2. a bill of sale sufficient to transfer to Purchaser title to the Personal Property (in the form of Exhibit F attached hereto);

          10.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H;

          10.2.4. an assignment and assumption of tenant leases and security deposits (in the form attached hereto as Exhibit I);

          10.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          10.2.6. original, and/or copies of, leases affecting the Property to the extent in Seller's possession or control, and any and all documents referred to in Paragraph 1.3 (to be delivered at the Property);

          10.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          10.2.8. possession of the Property to Purchaser, subject to the terms of leases;

          10.2.9.  evidence of the termination of the management agreement;

          10.2.10. notice to each tenant of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K). Purchaser and Seller agree that Purchaser shall not accept responsibility for security deposits unless they are transferred to Purchaser or Purchaser is given a credit against the Purchase Price at Closing for such security deposits; and

          10.2.11.  a certified and updated rent roll in the form of Exhibit
L).

11. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 8.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

12. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 8. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS WILLFUL REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

13.  PRORATIONS.

     13.1. Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); fuels; prepaid operating expenses; and real and personal property taxes shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited against the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rent referred to in Paragraph 13.2 below and the Tax Escrow set forth in Paragraph 13.3.

     13.2. All rent paid following the Closing Date, and attributable to any period prior to and including the Closing Date, by any tenant of the Property who is indebted under a lease for rent for any period prior to and including the Closing Date shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use its best efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder but Purchaser shall in no event be required to incur any expense or initiate any law suit in connection with the collection of delinquent rent. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Paragraph 13.2 of this Agreement shall survive the Closing and the delivery and recording of the deed.

     13.3. At Closing, Seller shall establish an interest bearing escrow with the Title Insurer (the "Tax Escrow") and shall fund the Tax Escrow with an amount equal to thirty five percent (35%) of the difference between the Purchase Price and the current assessed value multiplied by 54.428367, the tax millage applicable to the Property for 1995, divided by one thousand (1,000). At the time that the final tax bill for the Property is issued for the year 1996, Purchaser shall be entitled to draw an amount from the Tax Escrow equal to the difference between the total real property tax bill for 1996 and the total real property tax bill for 1995 multiplied by a number, the numerator of which shall be the number of days elapsed in 1996 from January 1 until the

Closing Date, and the denominator of which shall be 365. For example, if the 1996 tax bill is $10,000 more than the 1995 tax bill and the closing takes place on September 11, 1996, Purchaser will be entitled to draw $6,986.30 from the Tax Escrow ($10,000 x 255/365). Any amount remaining in the Tax Escrow after Purchaser draws the amount represented by the formula set forth above shall be immediately returned by the Title Insurer to Seller. In addition, Seller shall be credited with all interest earned on the Tax Escrow. Paragraph
13.3 of this Agreement shall survive the Closing and the delivery and recording of the deed.

14. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser or Seller shall be an act of default hereunder by the recording party and subject to the provisions of Paragraph 11 and 12 hereof.

15. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11 hereof. Notwithstanding the foregoing, Purchaser may assign this Agreement one time only to any entity affiliated with or controlled by Purchaser provided that Purchaser remains liable for and the assignee assumes the obligations of Purchaser hereunder.

16. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to the Dietz Organization (to be paid by Seller). Seller's commission to the Dietz Organization shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to the Dietz Organization. The indemnifying party shall undertake its obligations set forth in this Paragraph 16 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 16 will survive the Closing and delivery of the Deed.

17.  REPRESENTATIONS AND WARRANTIES.

     17.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Mark Saturno and Gregg Handrich, the asset manager of the Property (the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. A copy of this Paragraph 17.1 shall be delivered to the resident manager of the Property within three (3) days after the execution by Seller of this Agreement with a request to advise Gregg Handrich within five
(5) business days after receipt by the resident manager as to the accuracy and truthfulness of the representations and warranties contained herein. If the resident manager indicates that any of the representations or warranties contained herein are incorrect, Gregg Handrich shall notify Purchaser as to the response of the resident manager within three (3) business days after receipt of a response from the resident manager. If Gregg Handrich fails to so notify Purchaser, Purchaser shall be entitled to conclude that the resident manager has reviewed this Agreement and that the representations and warranties contained herein are correct. Except as set forth above, any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     17.2. Subject to the limitations set forth in Paragraph 17.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge: (i) Seller has no knowledge of any pending or threatened litigation, claim, cause of action, zoning, building, fire or health code violation or administrative proceeding concerning the Property; (ii) Seller has the power to execute and deliver this Agreement and consummate the transactions contemplated herein; (iii) the rent roll attached hereto as Exhibit M which Seller will update as of the Closing Date is accurate as of the dates set forth thereon; (iv) Seller has not entered into any agreement to sell, mortgage or otherwise encumber or dispose of its interest in the Property or any part thereof; (v) all insurance policies insuring the Property are in full force and effect, Seller is current on all premium payments thereunder, and no notice has been received by Seller from any insurer with respect to any defects or inadequacies of all or any part of the Property; (vi) Seller has received no written notice from any governmental agency regarding special assessments to be levied against the Property; and
(vii) the historical financial information provided pursuant to Paragraph 8.3 of this Agreement is complete and accurate.

     17.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein.

     17.4. The parties agree that the representations contained herein shall survive Closing for a period of one hundred eighty (180) days (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of one hundred eighty (180) days immediately following Closing).

     17.5. Seller covenants to operate and manage the Property in the same manner that it has managed, maintained and operated the Property during the period of Seller's ownership, subject to reasonable wear and tear and casualty and Seller agrees that all new tenant leases shall provide for rental and security deposits of not less than that being charged currently and as shown on Exhibit M.

18.  LIMITATION OF LIABILITY.

     18.1. No Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     18.2. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller, in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $250,000 except in the case of fraud, intentional misrepresentation and willful breach by the Seller. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit except in the case of fraud intentional misrepresentation and willful breach perpetrated by the Seller upon the Purchaser.

     18.3. Seller further agrees not to distribute $250,000 of the proceeds of the Purchase Price to its partners for the longer of (i) one hundred eighty (180) days after the Closing and (ii) final resolution of any claims by Purchaser and asserted in writing against Seller prior to the expiration of the one hundred eighty (180) days after the Closing in accordance with the terms of this Agreement ("Claims"); provided, however, that if any Claims are disputed by Seller, Seller shall have the right, by written notice to Purchaser, to require Purchaser to file suit in a court of competent jurisdiction within one hundred eighty (180) days after such notice to Purchaser; otherwise said notice with respect to the Claim in question shall no longer prevent Seller from distributing the proceeds.

19.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

20. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams
     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Alan Lieberman
                              (708) 317-4360
                              (708) 317-4462 (FAX)

             and to:          Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

       TO PURCHASER:          c/o American Apartment Communities, Inc.
                              2109 W. Fifth Avenue
                              Suite C
                              Columbus, Ohio  43212
                              Attention:  George R. Nickerson
                              (614) 487-1250
                              (614) 487-1003 (FAX)

    and one copy to:          Porter, Wright, Morris & Arthur
                              41 South High Street
                              Columbus, Ohio 43215-6194
                              Attention:     Richard A. Cheap, Esq.,
                              Megan V. Kent, Esq.,
                              (614) 227-2292
                              (800) 533-2794
                              (614) 227-2100 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

21.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution. Within one day after receiving a facsimile copy of the signature page to this Agreement executed by Seller, Purchaser will forward the Earnest Money, payable to the Escrow Agent set forth in the Escrow Agreement, directly to the Escrow Agent. Seller will forward one
(1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  One (1) fully executed copy of this Agreement; and

     (B) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

22. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the Ohio.

23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

24. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

25. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.


                              PURCHASER:

                              American Apartment Communities II, L.P., a
                              Delaware limited partnership

                              By:  American Apartment Communities II, Inc.,
                                   a Maryland corporation, its general partner

                                   By:  /s/ George R. Nickerson
                                        -----------------------------------
                                   Name:    George R. Nickerson
                                        -----------------------------------
                                   Its:     Vice President
                                        -----------------------------------


                              SELLER:

                              Hickory Creek Limited Partnership, an Illinois Limited Partnership

                              By:  Hickory Creek, Inc., an Illinois
                                   Corporation, its general partner

                                   By:  /s/ James E. Mendelson
                                        -----------------------------------
                                   Name:
                                        -----------------------------------
                                   Its:
                                        -----------------------------------

_________________ of Dietz Organization ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated ________________, 1996 between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.

                                   Dietz Organization

                                   By:
                                        ---------------------------------
                                   Name:
                                        ---------------------------------
                                   Its:
                                        ---------------------------------

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Rent Roll

M    -    Rental and Security Deposits